Exhibit 10.1

Personal and Confidential

LQR House Inc.

2699 Stirling Road, Suite A-105

Fort Lauderdale, FL 33312

Attn: Sean Dollinger

Email: sean@lqrhouse.com

Re: Cancellation of Representative Warrants issued by LQR House Inc. on August 11, 2023 and October 16, 2023.

Dear Mr. Sean Dollinger:	December 16, 2023

Pursuant to an underwriting agreement dated August 9, 2023 by and between LQR House Inc. (the “Issuer”) and EF Hutton LLC f/k/a EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) on behalf of itself as well as other underwriters (the “IPO Underwriting Agreement”), a representative warrant was issued and sold to EF Hutton. Furthermore, pursuant to an underwriting agreement dated October 13, 2023 by and between the Issuer and EF Hutton on behalf of itself as well as other underwriters (the “Follow-on Offering Underwriting Agreement”), a representative warrant was again issued and sold to EF Hutton.

Specifically, as a result of the IPO Underwriting Agreement and in consideration of funds duly paid by or on behalf of EF Hutton to Issuer, I, [*], being EF Hutton’s designee and as registered owner of a common stock purchase warrant, am entitled to subscribe for, purchase and receive, in whole or in part, up to [*] shares of common stock of the Issuer, par value $0.0001 per share (the “Shares”) prior to a certain expiration date. Furthermore, as a result of the Follow-on Offering Underwriting Agreement and in consideration of funds duly paid by or on behalf of EF Hutton to Issuer, I, [*], being EF Hutton’s designee and as registered owner of a common stock purchase warrant, am entitled to subscribe for, purchase and receive, in whole or in part, up to [*] Shares of the Issuer prior to a certain expiration date. I hereby notify you, the Issuer and its executive officers, as follows:

1.	The Issuer has tendered or shall imminently tender consideration in the amount of $[*] to EF Hutton and I accordingly, as the registered owner, surrender the common stock purchase warrants to purchase:

a. up to [*] Shares of the Issuer dated August 11, 2023, all its rights and the exercise form attached thereto. This common stock purchase warrant (please see Exhibit A) remains completely unexercised as of the date hereof and is hereby in its entirety surrendered and cancelled by me, EF Hutton’s designee for such common stock purchase warrant; and

b. up to [*] of the Issuer dated October 16, 2023, all of its rights and the exercise form attached thereto. This common stock purchase warrant (please see Exhibit B) remains completely unexercised as of the date hereof and is hereby in its entirety surrendered and cancelled by me, EF Hutton’s designee for such common stock purchase warrant.

Personal and Confidential

Please acknowledge in writing the cancellation of the aforementioned common stock purchase warrants dated August 11, 2023 and October 16, 2023 by countersigning this letter as soon as possible.

Very truly yours,

By:
Name:
Title:

ACKNOWLEDGED:

LQR House Inc.

By:
Name:	Sean Dollinger
Title:	Chief Executive Officer

Personal and Confidential

Exhibit A

Personal and Confidential

Exhibit B